MDS Nordion
    Science Advancing Health




                                                      12 February, 1998



Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry
Florida, 33860
U.S.A.

Attention:   Mr. Pete Ellis/President and CEO

Reference:   Short Term Cash Advance

Dear Sir:

As you know, MDS Nordion is committed to food irradiation and has provided support to ensure the ongoing success of FTSI.

As requested, MDS Nordion will forward to FTSI US$20,000 to cover expenses until such time that FTSI receives funds from its private placement. It is expected that FTSI will repay this US$20,000 cash advance to MDS Nordion within 5 working days after receipt of funds but the advance will otherwise be in accordance with our existing agreements.

Yours very truly,


Frank M. Fraser
Vice President
Market Development Division

To Mr. Pete Ellis
Short Term Cash Advance
12 February, 1998


The foregoing is acknowledged and agreed this 12nd day of February 1998.


     FOOD TECHNOLOGY SERVICE, INC.



by:
     Pete Ellis, President & CEO


cc:  Brian Gilhooly
     Ben Butler
     N. Gotfrit